Exhibit 99.1

                   BSD MEDICAL HIRES BRIAN FERRAND AS VP SALES

    SALT LAKE CITY, Oct. 5 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(Amex: BSM) today announced that the company has recruited and hired Brian L. Ferrand as Vice President of Sales. Ferrand's hiring marks the culmination of three national searches and a careful selection process to secure a highly qualified candidate to lead BSD Medical's initiative to commercialize its cancer therapy systems.

    In his prior responsibility, Ferrand managed the sales of another company's proprietary medical products, taking them from $11 million to $136 million, culminating in the company's listing as number 10 among "America's 100 Fastest Growing Small Companies" by FORTUNE. He is known for his ability to select, manage and focus high quality sales teams.

    "With over 20 years of highly successful medical sales management experience to his credit, we are delighted to have Brian join us," said Hyrum A. Mead, President and CEO of BSD Medical. "We see Brian as a person who can lead our sales efforts to the potential that our cancer therapy systems offer." Ferrand said, "After much due diligence behind this opportunity, I feel that we have a true home run here."

    BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer-therapy devices. For further information visit the BSD website at www.bsdmedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
Web site:  http://www.bsdmedical.com /